Exhibit 99.(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Miles Funds, Inc.:

We consent to the use of our report dated May 30, 2019, with respect to the statement of assets and liabilities of the Institutional Money Market Fund of Miles Funds, Inc. as of March 31, 2019, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period ended March 31, 2019, and the related notes (collectively, the “financial statements”) and the financial highlights for each of the years in the five-year period then ended, incorporated by reference in the Post-Effective Amendment No. 53 to Registration Statement No. 33-87498 on Form N-1A and to the reference to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/KPMG LLP

Des Moines, Iowa
July 26, 2019